EXHIBIT D-5(B)



May 18, 2005
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                                                                    10 CFR 50.80
                                                                    10 CFR 50.92
                                                                   10 CFR 2.1315

U.S. Nuclear Regulatory Commission
Attention: Document Control Desk
Washington, D.C. 20555

Re:  Beaver Valley Power Station, Unit Nos. 1 & 2 and
     Perry Nuclear Power Plant, Unit No. 1
     Docket Nos. 50-334 & 50-440, and 50-412
     Application for Order Consenting to Transfer of
     Licenses and Approving Conforming License Amendments
     ----------------------------------------------------

     Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("AEA"), and 10 CFR 50.80, FirstEnergy Nuclear Operating Company ("FENOC" or the "Applicant") acting as agent for and on behalf of FirstEnergy Nuclear Generation Corp. ("FENGenCo") and Pennsylvania Power Company ("Penn Power"), hereby submits the enclosed application to the Nuclear Regulatory Commission ("NRC"). The Applicant requests an order consenting to the transfer of Penn Power's 65 percent undivided ownership interest in Beaver Valley Power Station, Unit No. 1 ("BVPS 1"), 13.74 percent undivided ownership interest in Beaver Valley Power Station, Unit No. 2 ("BVPS 2";together with BVPS 1, "BVPS"), and 5.24 percent undivided ownership interest in Perry Nuclear Power Plant, Unit No. 1 ("Perry") to FENGenCo.

     This application also requests conforming administrative amendments to the BVPS and Perry licenses to:

     1. Reflect the proposed transfer of ownership of Penn Power's interests in BVPS and Perry to FENGenCo,

     2.   Delete the references to Penn Power in the licenses, and

     3. Authorize FENGenCo to possess the respective ownership interests in BVPS and Perry.

     FENGenCo will be a direct, wholly owned subsidiary of FirstEnergy Solutions Corp. ("FE Solutions"), which, in turn, is a direct, wholly owned subsidiary of FirstEnergy Corp. ("FirstEnergy"). FirstEnergy's seven electric utility operating companies comprise the nation's fifth largest investor-owned electric system, serving 4.4 million customers within 36,100 square miles of Ohio, Pennsylvania, New Jersey, and New York.

     Certain financial information included in Exhibits H and I of the attached license transfer application is confidential commercial information which the Applicant requests be withheld from public disclosure pursuant to 10 CFR 2.390


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and 9.17(a)(4). Redacted versions of Exhibits H and I are provided in the non-proprietary version of this application. Confidential versions of Exhibits H and I are provided in a separate Addendum to this application. An affidavit supporting the request for withholding the Addendum from public disclosure is provided with the sworn affirmations appended to the application.

     The information contained in this application demonstrates that FENGenCo possesses the requisite qualifications to own Penn Power's existing undivided ownership interests in BVPS and Perry. The proposed transfer of control of Penn Power's interests will not result in any change in the role of FENOC as the licensed operator of the facilities, including budget responsibilities and operating authority. Finally, this request for transfer of control of licenses does not involve any entities that are owned, controlled, or dominated by a foreign entity.

     In summary, the proposed transfers will be consistent with the requirements set forth in the AEA, NRC regulations, and the relevant NRC licenses and orders. No physical changes will be made to BVPS or Perry, and there will be no changes in the day-to-day operation of those plants as a result of these transfers. The proposed transfers will not have any adverse impact on the public health and safety, or be inimical to the common defense and security. The application solely requests approval for the transfer of ownership interests within the same family of companies. The Applicant respectfully requests that the NRC consent to the transfers of control in accordance with 10 CFR 50.80 and approve the conforming license amendments.

     FENOC requests that the NRC review this application on a schedule that will permit the issuance of NRC consent to the transfers of control and conforming license amendments as soon as possible, and are prepared to work closely with the NRC Staff to help expedite the application's review. Approval is requested by no later than November 1, 2005. Such consent should be immediately effective upon issuance and should permit the transfers at any time prior to December 31, 2006. FENOC will inform the NRC of any significant changes in the status of any other required approvals or any other developments that have an impact on the schedule.

     Service upon the Applicant of comments, hearing requests, intervention petitions or other pleadings should be made to David W. Jenkins, Esq., FirstEnergy Corp., 76 South Main Street, Mail Stop A-Go-18, Akron, OH 44308, tel: (330) 384-5037, and email: djenkins@firstenergycorp.com.


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     If the NRC requires additional information concerning this application, please contact Mr. Gregory H. Halnon, FENOC Director, Regulatory Affairs, FirstEnergy Nuclear Operating Company, 395 Ghent Road, A-GHE-315, Akron, OH 44333, tel: (330) 315-7500, and email: ghalnon@firstenergycorp.com.


Sincerely,

/S/ Gary R. Leidich

Gary R. Leidich
President and Chief Nuclear Officer
FirstEnergy Nuclear Operating Company


Enclosures:
     1.  Application with Exhibits
     2.  Regulatory Commitments
     3.  Proprietary Addendum

cc:  NRC Region 1 Administrator
     NRC Region 3 Administrator
     Beaver Valley NRC Project Manager
     Perry NRC Project Manager
     Beaver Valley NRC Resident
     Perry NRC Resident
     State of Ohio
     D.A. Allard, Director BRP/DEP
     L.E. Ryan, BRP/DEP


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                        APPLICATION FOR ORDER CONSENTING
                           TO TRANSFER OF LICENSES AND
                    APPROVING CONFORMING LICENSE AMENDMENTS

                                  MAY 18, 2005


                                  submitted by

                     FIRSTENERGY NUCLEAR OPERATING COMPANY

                                  on behalf of

                           PENNSYLVANIA POWER COMPANY

                                      and

                      FIRSTENERGY NUCLEAR GENERATION CORP.

               Beaver Valley Power Station, Unit Nos. 1 & 2, and
                     Perry Nuclear Power Plant, Unit No. 1
                       Docket Nos. 50-334, 50-440, 50-412


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                        APPLICATION FOR ORDER CONSENTING
                           TO TRANSFER OF LICENSES AND
                     APPROVING CONFORMING LICENSE AMENDMENTS

                                TABLE OF CONTENTS
                                -----------------

SECTION                                                               PAGE NO.
-------                                                               --------

I.   Introduction                                                        4

II.  Statement of Purpose of the Transfer and Nature of the
     Transaction Making the Transfer Necessary or Desirable              6

III. Supporting Information                                              7

     A.   Name of New Licensee                                           7

     B.   Address                                                        8

     C.   Description of Business or Occupation                          8

     D.   Corporate Information                                          8

          1.   State of Incorporation and Place of Business              8

          2.   Directors and Principal Officers                          8

          3.   No Foreign Ownership or Control                           8

          4.   No Agency                                                 9

     E.   Technical Qualifications                                       9

     F.   Financial Qualifications                                      10

     G.   Decommissioning Funding                                       13

     H.   No Antitrust Considerations                                   15

     I.   Nuclear Insurance                                             15

     J.   Standard Contract for Disposal of Spent Nuclear Fuel          16

     K.   Agreement to Limit Access to Restricted Data                  16

     L.   Environmental Review                                          17

IV.  Effective Date and other Regulatory Approvals                      17

V.   Conclusion                                                         18


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                                LIST OF EXHIBITS


Affirmation of Gary R. Leidich

Affidavit of Gary R. Leidich

Exhibit A   Proposed Changes to the Facility Operating License and Technical
            Specifications Associated with the Proposed Transfer of BVPS 1 & 2 and Perry to FENGenCo

Exhibit B   No Significant Hazards Considerations Determination

Exhibit C   Simplified Corporate Ownership Structure Before Transfer

Exhibit D   Simplified Corporate Ownership Structure After Transfer

Exhibit E   SEC Form 13G Filings

Exhibit F   2004 Annual Report of FirstEnergy Corp.

Exhibit G   Form of Support Agreement Between FirstEnergy Corp. and
            FirstEnergy Nuclear Generation Corp.

Exhibit H   Pro Forma Income Statements (Non-Proprietary Version)

Exhibit I   Pro Forma Opening Balance Sheet (Non-Proprietary Version)

Exhibit J   Form of Nuclear Decommissioning Trust Agreement

Exhibit K   Decommissioning Funding Worksheets for BVPS 1 & 2 and Perry

Exhibit L   NRC Financial Test for Parent Guarantees

Exhibit M   Form of Parent Guaranty

Addendum    Proprietary Versions of Exhibits H and I I.


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I.   INTRODUCTION

     Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("AEA"), and 10 CFR Section 50.80, the FirstEnergy Nuclear Operating Company ("FENOC" or the "Applicant") acting as agent for and on behalf of FirstEnergy Nuclear Generation Corp. ("FENGenCo") and Pennsylvania Power Company ("Penn Power"), hereby submits the enclosed application to the Nuclear Regulatory Commission ("NRC"). The Applicant requests an order consenting to the transfer of Penn Power's 65 percent undivided ownership interest in Beaver Valley Power Station, Unit No. 1 ("BVPS 1"), 13.74 percent undivided ownership interest in Beaver Valley Power Station, Unit No. 2 ("BVPS 2"; together with BVPS 1, "BVPS"), and 5.24 percent undivided ownership interest in Perry Nuclear Power Plant, Unit No. 1 ("Perry") to FENGenCo. This transfer also includes Penn Power's undivided ownership interest in the Beaver Valley common facilities.

     This application also requests conforming amendments to the BVPS and Perry licenses to:

     1. Reflect the proposed transfer of ownership of Penn Power's interests in BVPS and Perry to FENGenCo,

     2.   Delete references to Penn Power in the licenses,

     3. Authorize FENGenCo to possess the respective ownership interests in BVPS and Perry, and to possess and use related licensed materials, under the same conditions and authorizations included in the current license unless provided for otherwise by virtue of statements and/or representations in this application.


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     FirstEnergy Corp. ("FirstEnergy") is a registered utility holding company headquartered in Akron, Ohio. FirstEnergy and its affiliates are engaged in the generation, transmission, and distribution of electricity to wholesale and retail customers in the Eastern Interconnection. Its seven electric utility operating companies comprise the nation's fifth largest investor-owned electric system, serving 4.4 million customers within 36,100 square miles of Ohio, Pennsylvania, New Jersey, and New York. Subsidiaries of FirstEnergy - The Cleveland Electric Illuminating Company, Ohio Edison Company, OES Nuclear, Inc., Penn Power, and The Toledo Edison Company - collectively own the BVPS, Davis-Besse, and Perry nuclear power plants in varying percentages. FENOC is the licensed operator for these plants.

     FENGenCo will be a direct, wholly owned subsidiary of FirstEnergy Solutions Corp. ("FE Solutions"), which, in turn is a direct, wholly owned subsidiary of FirstEnergy. FENGenCo will become an Exempt Wholesale Generator ("EWG") and will sell the output of its interest in the nuclear plants to FE Solutions. The contract for this sale ("Power Supply Agreement") is subject to review and approval by the Federal Energy Regulatory Commission ("FERC"). Subject to FERC approval, this Power Supply Agreement will be designed to ensure that FENGenCo will recover its costs to own and fund the operation of the units from FE Solutions.

     FENOC is the licensed operator for BVPS and Perry. This application does not request, or involve any change to FENOC's continued operation of BVPS or Perry. This application does not request approval of any physical changes in the plant, or any changes to the conduct of operations at BVPS or Perry. After transfer of the BVPS and Perry licenses FENOC will continue to operate and


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maintain each plant in accordance with its respective licensing basis. FENGenCo will assume the obligations of Penn Power under the FENOC operating agreements.

     All of the ownership interests in BVPS Units and Perry are held by or leased by wholly owned subsidiaries of FirstEnergy. Diagrams depicting a simplified pre- and post- transfer corporate structure of the ownership of the interests proposed to be transferred are included as Exhibits C and D.

     Marked-up and typed pages showing the conforming changes to the Licenses are provided as Exhibit A to this application. Exhibit B is an evaluation showing that these changes raise no significant hazards considerations.

II. STATEMENT OF PURPOSE OF THE TRANSFER AND NATURE OF THE TRANSACTION MAKING THE TRANSFER NECESSARY OR DESIRABLE

     In 1992, Congress passed the Energy Policy Act to promote competition in the electric energy market for wholesale power. The Energy Policy Act also amended the Public Utility Holding Company Act ("PUHCA") to create a new class of independent power producers and amended the Federal Power Act ("FPA") to provide open access to electric transmission systems for wholesale transactions. In addition, in December 1996 the Electric Generation Customer Choice and Competition Act ("Competition Act") was enacted in Pennsylvania to restructure the state's electric utility industry by creating retail access to a competitive market for the generation of electricity. These transfers are being undertaken to further implement the restructuring of FirstEnergy's electric utility operations and enhance the ability of FirstEnergy and its subsidiaries to compete in the electric energy markets. Similar legislation was enacted in Ohio, which included the requirement to establish a structural separation between the


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competitive generation portion of the electric business and the regulated
"wires" portion of this business.

     As part of this corporate restructuring, FirstEnergy established FE Solutions as the affiliate responsible for the purchase and sale of electricity in competitive markets. A wholly owned subsidiary of FE Solutions - FirstEnergy Generation Corp. ("Fossil GenCo") - was created to own and operate the fossil and hydro generation facilities formerly owned and operated by the regulated wires companies. Fossil GenCo is an EWG, and sells the output of its portfolio of generation to FE Solutions pursuant to a Purchased Power Contract approved by the FERC. FE Solutions, in turn, sells its power into competitive wholesale and retail markets at market based rates.

     FENGenCo will perform the same function as Fossil GenCo for the nuclear facilities owned by FirstEnergy subsidiaries, with the notable exception that FENOC will continue to perform its role as the licensed operator for these plants. FENGenCo will become an EWG, and will sell the output of its plants to FE Solutions under a cost-based wholesale contract approved by the FERC. Thus, these requested plant transfers are being undertaken to further implement the restructuring of FirstEnergy's electric utility operations and to enhance the ability of FirstEnergy and its subsidiaries to compete in electric energy markets.

III. SUPPORTING INFORMATION

     A.   NAME OF NEW LICENSEE

          FirstEnergy Nuclear Generation Corp.


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     B.   ADDRESS

          76 South Main Street
          Akron, OH 44308

     C.   DESCRIPTION OF BUSINESS OR OCCUPATION

     FENGenCo is a newly-formed corporation established to own FirstEnergy's nuclear merchant generation assets. FENGenCo will be an EWG and will sell the output of its plants to FE Solutions pursuant to a Power Agreement approved by the FERC.

     D.   CORPORATE INFORMATION

          1.   STATE OF INCORPORATION AND PLACE OF BUSINESS

     FENGenCo has been formed as a corporation established under the laws of the State of Ohio. FENGenCo's principal place of business is Akron, Ohio.

          2.   DIRECTORS AND PRINCIPAL OFFICERS

     FirstEnergy, a registered holding company, may require approval from the Securities and Exchange Commission ("SEC") before acquiring the stock of FENGenCo. FENOC will provide the names and business addresses of the directors and principal officers of FENGenCo, all of whom will be U.S. citizens, once those individuals are identified.

          3.   NO FOREIGN OWNERSHIP OR CONTROL

     FENGenCo will be a wholly owned subsidiary of FE Solutions. FE Solutions is a wholly owned subsidiary of FirstEnergy. The shares of common stock of FirstEnergy are publicly traded on the New York Stock Exchange and are widely held. All of the directors and principal officers of FE Solutions and FirstEnergy are U.S. citizens, and the directors and principal officers of


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FENGenCo will be U.S. citizens. Section 13 of the Securities and Exchange Act of
1934, as amended, 15 U.S.C. 78m(d), requires that a person or entity that owns or controls more than 5% of the stock of a company must file notice with the Securities and Exchange Commission (SEC). Based upon its review of the relevant filings with the SEC, FENOC is not aware of any alien, foreign corporation, or foreign government that holds more than 5% of the common stock of FirstEnergy. FENOC has identified that, when considering ownership shares of their affiliates, Capital Research and Management Company, State Street Corporation and Barclays Global Investors, NA (Barclays), each have ownership or beneficial ownership of less than 10% but more than 5% of the common stock of FirstEnergy. Copies of the relevant SEC Form 13G Filings are provided in Exhibit E. These entities are U.S. entities, but Barclays is a subsidiary of Barclays PLC, a United Kingdom corporation. Nevertheless, Barclays does not have a controlling interest in FirstEnergy and does not exercise domination or control over the affairs of FirstEnergy. As such, FENGenCo will not be owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.

          4.   NO AGENCY

     In seeking to become the licensed owner of interests in BVPS and Perry, FENGenCo is not acting as the agent or representative of any other person or entity.

     E.   TECHNICAL QUALIFICATIONS

     The technical qualifications of FENOC are not affected by the proposed transfers of control of Penn Power's ownership interest in BVPS and Perry to FENGenCo. There will be no physical changes to BVPS or Perry and no changes in the day-to-day operations of FENOC in connection with the transfers of control


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of Penn Power's ownership interest in BVPS or Perry. FENOC will at all times remain the licensed operator of BVPS and Perry, and there will be no changes in the FENOC senior management team resulting from the proposed license transfers. FENGenCo will assume Penn Power's obligations to FENOC under the FENOC Operating Agreement and other arrangements relating to BVPS and Perry. In particular, FENGenCo will assume Penn Power's obligation to pay its share of the operating costs for BVPS and Perry, and FENOC will continue to recover its costs under the existing arrangements.

     Penn Power's obligations for its share of the costs of BVPS are addressed in the BVPS "Operating Agreement" dated May 24, 1976, as amended; and the obligations for its share of the costs for Perry are addressed in the Perry "Operating Agreement" dated March 10, 1987, as amended. The amended agreements each provide that "[a]ll costs and expenses ..., including overheads, directly or indirectly associated with the operation and maintenance of the Unit[s]" are shared by the companies owning interest in each of the respective units. Pursuant to the operating agreements, annual budgets are prepared, and the companies are then billed for their respective shares of the costs.

     F.   FINANCIAL QUALIFICATIONS

     General information regarding FirstEnergy is provided in its 2004 Annual Report, which is provided as Exhibit F. FirstEnergy will enter into a financial support agreement with FENGenCo in the amount of $80 million, and a form of this agreement is provided as Exhibit G.

     In accordance with 10 CFR 50.33(f) and the Standard Review Plan on Power Reactor Licensee Financial Qualifications and Decommissioning Funding Assurance (NUREG-1577, Rev. 1) ("Standard Review Plan"), FENGenCo's Pro Forma Income


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Statements for the five-year period from January 1, 2006 until December 31, 2010 are provided in Exhibit H. Exhibit I provides FENGenCo's pro forma opening balance sheet showing its anticipated assets, liabilities and capital structure expected as of the transfer date. Exhibits H and I are proprietary and are therefore provided in a separately bound Addendum, and FENOC requests that this Addendum be withheld from public disclosure. An affidavit supporting the request for withholding the Addendum from public disclosure is provided with the sworn affirmations appended to this application. Redacted versions of the Exhibits, suitable for public disclosure, are included with this application.

     FENGenCo and FE Solutions will enter into a Power Supply Agreement for a period of at least five years through which FENGenCo will recover its operating, maintenance, and capital costs associated with the transferred assets. The terms of that agreement have not been made final, but once the terms have been finalized, a form of the agreement will be submitted to NRC or made available for inspection upon request. The Power Supply Agreement is subject to FERC jurisdiction and will be filed for review and approval by FERC later this year.

     The Pro Forma Income Statements on page two of Exhibit H shows the expected operating revenues of FENGenCo from the sale of capacity and energy received under the Power Supply Agreement, and FENGenCo's estimated annual operating costs, for the five calendar years 2006 through 2010. This statement reflects results based upon the current business plan for operating BVPS and Perry. Page three of Exhibit H provides a pro forma sensitivity analysis of estimated revenues generated from the sales of the output from the transferred portions of BVPS and Perry at market rates, demonstrating that FE Solutions will generate


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sufficient revenue from such sales to cover its obligations to FENGenCo pursuant to the Power Supply Agreement. These pro forma statements show that the anticipated income from the sales of energy and capacity from BVPS and Perry provide reasonable assurance of an adequate source of funds to meet FENGenCo's anticipated liabilities during the five-year period covered by the pro forma statements.

     FENGenCo will have access to additional capital from its affiliated companies on an as-needed basis. First, the Power Supply Agreement will be designed to include a "formula rate" provision permitting FENGenCo to recover increases in its capital expenditures and operating expenses that exceed its base demand and energy charges during the contract term. Secondly, FirstEnergy has presented a form of Support Agreement that provides assurance that FENGenCo will have access to funds sufficient to pay its pro rata share of the fixed operating and maintenance (O&M) costs in the event of an unanticipated plant shutdown. Pursuant to this agreement, FirstEnergy will make up to $80 million in funding available to FENGenCo.

     This level of funding exceeds the approximate amount of Penn Power's pro rata share of the fixed O&M costs that FENGenCo would expect to incur over a one year outage of both BVPS units. This estimate for one year, which exceeds the six month period suggested by the NRC's Standard Review Plan, provides assurance that FENGenCo will be financially qualified to conduct licensed activities at BVPS and Perry in the event these plants fail to operate as anticipated. Further, FENGenCo has a larger ownership percentage interest in BVPS than at Perry, and these units are expected to generate more revenue for FENGenCo than Perry.


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Accordingly, the use of a dual unit outage of both BVPS units for one year as a benchmark for the funding agreement is an appropriate assumption for purposes of meeting the criteria in the Standard Review Plan. Finally, the remaining affiliate owners of the BVPS and Perry units remain responsible to provide their pro rata shares of capital and operating costs in the event of any such shutdown.

     G.   DECOMMISSIONING FUNDING

     At the time of the transfer, all of the decommissioning funds in Penn Power's Nuclear Decommissioning Trusts ("NDTs") will be transferred to FENGenCo. These NDTs had a market value of approximately $143 million as of December 31, 2004, and additional contributions are planned for 2005. Therefore, FENOC expects that the market value of the NDTs will be at least $140 million at the time of the transfer. The FENGenCo NDTs will be held in external trust funds segregated from FENGenCo's assets and outside its administrative control. The funds will be governed by a Master NDT Agreement with Mellon Bank NA as Trustee, and the terms of that agreement will comply with the requirements of 10 CFR 50.75(h)(1). A form of the "Master Nuclear Decommissioning Trust Agreement" incorporating the terms required by 10 CFR 50.75(h)(1) is provided as Exhibit J.

     The NRC minimum amounts of decommissioning funding assurance required for BVPS and Perry, calculated pursuant to 10 CFR 50.75(c) (the "formula amount"), are provided for each unit in Exhibit K, Attachments 1, 2, and 3. The current trust fund balances and anticipated contributions for 2005, with credit for earnings taken into account using a 2 percent real rate of return, are insufficient to be considered fully "prepaid" for purposes of using the "prepayment" method specified in 10 CFR 50.75(e)(1)(i).


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     Below is a table summarizing for each plant the current: (1) Penn Power's ownership interest (being transferred to FENGenCo); (2) the current Penn Power trust fund balance (being transferred to FENGenCo); (3) the current shortfall;
(4) the amount required (when earnings are credited using a 2% real rate of return) to be considered fully "prepaid;" and (5) FENGenCo's pro rata share of the NRC minimum decommissioning amount.


                                              DECOMMISSIONING FUNDING SUMMARY
                                                      ($ IN MILLIONS)
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------
                   Penn          Trust Balance      Current Shortfall   Pre-Paid Amount Required   FENGenCo Share of
                  Power's         (12/31/2004)                            (Credit for Earnings)         NRC Min.
                  Plant
                  Share
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------
BVPS 1           65%                     $108.1               $66.8                     $174.9              $231.9
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------
BVPS 2           13.74%                   $25.3                $4.5                      $29.8               $49.0
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------
Perry            5.24%                     $9.7                $5.5                      $15.2               $24.3
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------
Total                                    $143.1               $76.8                     $219.9              $305.2
-------------- ------------- ---------------------- ------------------- -------------------------- -------------------

     The transferred balances of approximately $140 million are approximately $80 million less than the $220 million required to be considered fully pre-paid. Therefore, FENGenCo will provide additional decommissioning funding assurance by obtaining a parent guarantee, as permitted by 10 CFR 50.75(e)(1)(iii), from FirstEnergy in the initial amount of $80 million (in year 2005 dollars). FENGenCo will re-calculate the required decommissioning funding assurance levels each year, as required by 10 CFR 50.75(b)(2), and if necessary, each year it will either obtain an appropriate adjustment in the amount of the parent company guarantee or otherwise provide for decommissioning funding assurance in the amounts required. Exhibit L provides a worksheet demonstrating compliance with the NRC's financial test for parent guarantees, in accordance with 10 CFR 50.75(e)(1)(iii)(C) and 10 CFR Part 30, Appendix A. FENGenCo has chosen to


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demonstrate compliance using the test in section II.A.2 of Appendix A. The form of the guarantee is provided as Exhibit M.

     In addition, FENGenCo expects to receive additional funding for decommissioning in the amount of $80 million from Penn Power and/or other affiliates within the next five years. FENGenCo will maintain these funds in its NDTs. In any event, the existing trust funds combined with the parent company guarantee in the amount of $80 million provide reasonable assurance that funds will be available to FENGenCo to pay for its share of the decommissioning costs attributable to the interests being transferred to it, in accordance with the requirements of 10 CFR 50.75. This provides the required financial assurance for the funding of FENGenCo's decommissioning obligations in connection with the transferred plant interests. It is expected that when FENGenCo's NDTs have achieved higher funding levels, from funds made available by Penn Power and other sources, as well as earnings and appreciation from NDT investments, the parent company guarantee will be reduced to a lower amount or eliminated, as appropriate.

     H.   NO ANTITRUST CONSIDERATIONS

     In accordance with the Commission's decision in Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 N.R.C. 441
(1999), antitrust reviews of license transfer applications after initial licensing are not required by the AEA. The existing antitrust conditions in the licenses will continue in effect.

     I.   NUCLEAR INSURANCE

     In accordance with Art. IV.2 of the NRC Price-Anderson Indemnity Agreement for BVPS and Perry, the Applicant requests NRC approval of the assignment and transfer of Penn Power's interest in the Price Anderson Indemnity Agreement for


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BVPS and Perry to FENGenCo in connection with the proposed license transfer.
FENGenCo's Pro Forma Income Statements and financial arrangements with FirstEnergy provide adequate assurance that FENGenCo will be able to pay its share of the annual retrospective premium for BVPS and Perry pursuant to 10 CFR 140.21(e)-(f). Prior to the license transfer, FENOC will provide proof that FENGenCo will have all required nuclear property damage insurance pursuant to 10 CFR 50.54(w) and nuclear energy liability insurance pursuant to Section 170 of the AEA and 10 CFR Part 140.

     J.   STANDARD CONTRACT FOR DISPOSAL OF SPENT NUCLEAR FUEL

     Upon transfer, FENGenCo will assume title to and responsibility for the storage and disposal of Penn Power's pro rata share of spent nuclear fuel at BVPS and Perry. Penn Power will assign, and FENGenCo will assume, all of Penn Power's rights and duties under the Standard Contract with the Department of Energy. Penn Power will remain liable to FENGenCo for any fees associated with spent nuclear fuel used to generate electricity prior to the transfer.

     K.   AGREEMENT TO LIMIT ACCESS TO RESTRICTED DATA

     This application does not involve any Restricted Data or other classified defense information. Furthermore, it is not expected that any such information will be raised or required by the licensed activities at BVPS or Perry. In the event that licensed activities do involve Restricted Data in the future, FENGenCo agrees that it will appropriately safeguard such information. In compliance with Section 145a of the AEA, FENGenCo agrees that restricted or classified defense information will not be provided to any individual until the Office of Personnel Management investigates and reports to the NRC on the character, associations, and loyalty of such individual, and the NRC determines


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that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

     L.   ENVIRONMENTAL REVIEW

     The proposed transfer will not result in any change in the types, or any increase in the amounts, of any effluents that may be released off-site, and will not cause any increase in individual or cumulative occupational radiation exposure. Further, the NRC has determined in 10 CFR 51.22(c)(21) that license transfers are categorically exempt from further environmental review. Accordingly, the license transfer will involve no significant environmental impact.

IV.  EFFECTIVE DATE AND OTHER REGULATORY APPROVALS

     The Applicant requests that the NRC review this application on a schedule that will permit issuance of an order consenting to the requested license transfer as promptly as possible, and in any event on or before November 1, 2005. Such consent should be immediately effective upon issuance and should permit the transfer and the implementation date of the conforming amendment to occur any time prior to December 31, 2006. The proposed transfer of the BVPS and Perry interests from Penn Power to FENGenCo also requires approvals or actions from other agencies, including, but not limited to, the FERC, Pennsylvania Public Utility Commission, the Public Utilities Commission of Ohio, New Jersey Board of Public Utilities, New York State Public Service Commission, SEC, and the Internal Revenue Service.

     FENOC will inform the NRC Staff as to the status of other necessary approvals and will notify the NRC Staff when they are ready for the conforming license amendment to be issued.


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V.   CONCLUSION

     For the reasons stated above, the Applicant respectfully submits that the proposed transfer of Penn Power's ownership interests in BVPS and Perry to FENGenCo is consistent with the requirements set forth in the AEA, NRC regulations, and the relevant NRC licenses and orders. The Applicant therefore respectfully requests that, in accordance with Section 184 of the AEA and 10 CFR
50.80 and 50.92, the NRC consent to the transfer of the BVPS and Perry licenses to FENGenCo and approve the conforming administrative amendments associated with this transfer.